Exhibit 99.5

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of July 3, 2008, by and between RCH ENERGY OPPORTUNITY FUND II, LP, a limited partnership organized under the laws of the State of Delaware (“Seller”), and RCH ENERGY OPPORTUNITY FUND III, LP, a limited partnership organized under the laws of the State of Delaware (“Purchaser,” and together with Seller, the “Parties”).

WHEREAS, Seller has entered into that certain Stock Purchase Agreement, dated June 3, 2008 (the “Director Stock Purchase Agreement”), by and between Seller and James T. Huffman, Richard B. Stevens and William F. Skewes (collectively, the “Directors”), pursuant to which Seller will purchase an aggregate of 687,000 shares of common stock, par value $0.10 per share (“Common Stock”), of CREDO Petroleum Corporation, a Colorado corporation (the “Company”), from such Directors (the “Director Shares”);

WHEREAS, concurrently with and in connection with the closing (the “Closing”) of the purchase of the Director Shares, Seller will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Company with respect to the Director Shares and certain other shares of Common Stock simultaneously purchased by Seller directly from the Company;

WHEREAS, Seller desires transfer and assign to Purchaser, and Purchaser desires to purchase from Seller, the Director Shares, on the same terms and conditions as set forth in the Director Stock Purchase Agreement; and

WHEREAS, Seller desires to transfer and assign to Purchaser, and Purchaser desires to assume from Seller, certain benefits and obligations associated with the Director Shares;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.             Purchase and Sale of Director Shares.  Immediately upon the Closing, Seller shall sell, transfer and assign to Purchaser, and Purchaser shall purchase and accept from Seller, the Director Shares.

2.             Payment by Purchaser.  In payment for the aforesaid sale, transfer and assignment of the Director Shares by Seller to Purchaser, Purchaser shall, on behalf of Seller, deliver or cause to be delivered at the Closing to the Directors, by wire transfer or other means, an aggregate sum in cash equal to $14.50 per share, or $9,961,500.

3.             Assignment of Rights and Obligations under the Registration Rights Agreement. Immediately upon the Closing and the concurrent execution of the Registration Rights Agreement, Seller shall transfer, assign and convey to Purchaser all of Seller’s rights and obligations under the Registration Rights Agreement with respect to the Director Shares, and Purchaser shall assume all of the rights and obligations of the Seller under the Registration Rights Agreement with respect to the Director Shares.

4.             Agreement to Reimburse.  Purchaser hereby agrees to reimburse Seller for any and all costs, losses, charges, liabilities, obligations, damages, punitive damages, lawsuits, actions, judgments, deficiencies, demands, fees, settlements and expenses that Seller may incur by reason of or pursuant to Article V of the Director Stock Purchase Agreement with respect to the Director Shares.

5.             Further Assurances.  At the request of Purchaser and without any additional consideration, Seller shall execute and deliver such further agreements, documents or instruments, and perform such further acts, as may be reasonably requested by Purchaser in order to give effect to the provisions of this Agreement.

6.             Amendments and Waiver.  No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default or breach hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default or breach hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

7.             Assignment.  This Agreement shall be binding upon and inure to the benefit of Seller, Purchaser and their respective successors and assigns.

8.             Applicable Law.  This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law rules.

9.             Counterparts.  This Agreement may be executed by the Parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

	SELLER		PURCHASER

	RCH ENERGY OPPORTUNITY FUND		RCH ENERGY OPPORTUNITY FUND
	II, LP		III, LP

	By: RCH Energy Opportunity Fund		By: RCH Energy Opportunity Fund
	II GP, LP, its general partner		III GP, LP, its general partner
	By: RR Advisors, LLC, its general partner		By: RR Advisors, LLC, its general partner

By:	/s/ W. Mark Meyer	By:	/s/ W. Mark Meyer
	W. Mark Meyer		W. Mark Meyer
	President		President

Signature Page to Stock Purchase Agreement